Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our report dated April 25, 2011, relating to the financial statements and financial statement schedule of Mecox Lane Limited appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2010, and (2) our report dated September 21, 2010, relating to the financial statements and financial statement schedule of Mecox Lane Limited as of and for each of the three years in the period ended December 31, 2009, appearing in Registration Statement No. 333-169796 of Mecox Lane Limited on Form F-1 under the Securities Act of 1933. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai China

July 6, 2011